Exhibit 10.02

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of the 30th day of June, 2004 (the “Effective Date”), by and between LAUREATE EDUCATION, INC. (formerly known as Sylvan Learning Systems, Inc.), a Maryland corporation (the “Company”), and DOUGLAS L. BECKER (the “Executive”).

RECITALS

The Executive and the Company are parties to that certain Employment Agreement dated June 30, 2000 (the “Current Employment Agreement”), pursuant to which the Executive serves as the Chairman and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company (the “Company Board”). The Company and the Executive acknowledge that the Current Employment Agreement terminates in accordance with its terms on the Effective Date, and desire to enter into this Agreement, in lieu thereof, as of the Effective Date.

The Company considers continued retention of the services of the Executive by the Company to be in the Company’s best interests, and desires to ensure the continued availability of the Executive’s services, expertise and knowledge by entering into a long-term employment agreement.  In addition, the Company recognizes and expects that the Executive will continue to make substantial contributions to the continued growth and success of the businesses of the Company (collectively, the “Company Business”) as an executive employee of the Company.  The Executive, in turn, desires to continue his employment arrangement with the Company on the terms provided in this Agreement.

Accordingly, in consideration of the foregoing, and the mutual agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Termination of Current Employment Agreement.  The Company and the Executive hereby acknowledge and agree that the Current Employment Agreement is hereby terminated as of the Effective Date without any further action of the parties thereto, and shall be of no further force or effect.

2.                                      Employment of Executive; Duties and Status.

(a)                                  The Company hereby agrees to continue to engage the Executive as the Chairman and Chief Executive Officer of the Company during the “Employment Period” (as defined in Section 3 hereof), and the Executive hereby accepts such employment, all on the terms and conditions set forth in this Agreement.  During the Employment Period, the Executive shall (i) have responsibility for the active management of the Company Business and general supervision and direction of the affairs of the Company, (ii) have such other authority and perform such other executive duties (including, without limitation, serving as an officer and/or director of “Affiliates” (as defined in Section 5.3 hereof) of the Company), upon the direction of the Company Board)) as are commensurate with the authority and duties customarily performed by chief executive officers of companies of like size and type as the Company, and (iii) administer such other business affairs of the Company as shall be assigned to the Executive by the Company Board, provided that such other duties are commensurate with the Executive’s position with the Company.  The Executive agrees that, at all times, he shall act in a manner consistent with, and otherwise comply with, the Company’s Code of Ethics and Business Conduct adopted by the Company Board on March 9, 2004, as the same may be amended and in effect from time to time and timely provided to the Executive (collectively, the “Company’s Code of Ethics”); provided, however, that in the event the Company’s Code of Ethics imposes a limitation on the Executive with respect to a matter that has been specifically authorized or specifically addressed by this Agreement (e.g., ownership of a Sterling Affiliate), the Executive shall not be deemed to be in violation of the Company’s Code of Ethics to the extent that his conduct or actions are authorized by, or otherwise consistent with, the specific terms of this Agreement; provided, further, however, that this clause shall not be construed as excepting any action or conduct not specifically authorized or addressed in this Agreement (even if such action or conduct is considered a term or condition of employment or is of a type that is generally subsumed in an executive employment agreement).

(b)                                 During the Employment Period, (i) the Company shall not confer upon any other officer or employee power or authority equal to or superior to that of the Executive, and (ii) the Executive shall report directly and solely to the Company Board.

(c)                                  During the Employment Period, the Executive shall be a full-time employee of the Company and shall devote all of his business time and energies to the Company Business, except as provided in the succeeding two sentences hereto.  The Company acknowledges that the Executive has certain preexisting commitments to serve on the boards of directors and/or as an officer of the entities specified on Schedule 2(c) hereof (the “Pre-authorized Entities”), and the Executive shall be permitted to devote a reasonable amount of time, subject to Sections 5.1 and 5.2 hereof, to serve as an officer and/or director (as the case may be) of the Pre-authorized Entities, and to serve on such other boards of directors or in such other offices as may be approved in writing (other than non-profit and community activities, with respect to which such approval shall not be required) from time to time by the Company Board, which approval shall not be unreasonably withheld or delayed; provided, however, (i) in no event shall the Executive be permitted to receive any compensation or other pecuniary gain (including, without limitation, participation in any deferred compensation, equity plan, or any preferential treatment with respect to the purchase of any securities, such as any directed share program, “friends and family” or similar offering) for, or with respect to, the Executive’s service as any such officer or director of Educate, Inc., a Delaware corporation, or any of its Affiliates, and (ii) at any time, the Company Board may require the Executive to resign from any and all such positions with a Pre-authorized Entity or any other Person if, in the good faith judgment of the Company Board, (x) the Executive’s service interferes or conflicts, in any material respect, with the performance by the Executive of his duties to the Company under this Agreement or the business goals and objectives of the Company or its Affiliates, and (y) in the case of any Person approved in writing by the Company Board hereunder and/or any Pre-authorized Entity, there has been a material change in the facts or circumstances that existed at the time of the Company Board’s approval (or, in the case of a Pre-authorized Entity, on the Effective Date).  In addition, the Executive shall be permitted, subject to Sections 5.1 and 5.2 hereof, to devote a reasonable amount of time to (i) the management of his personal investments, finances, and business and legal affairs, and (ii) delivering lectures, fulfilling speaking engagements and teaching at educational institutions.  The Executive agrees that (i) in all events, the Executive’s activities otherwise permitted under this Section 2(c) shall not materially interfere or conflict on an ongoing basis with the performance by the Executive of his duties to the Company under this Agreement, and (ii) if reasonably requested by the Company Board, the Executive shall provide the Company Board with a description of the activities of the Executive permitted under this Section 2(c).

(d)                                 During the Employment Period, the Executive shall serve as a director on the Company Board.

(e)                                  The Company and the Executive acknowledge and agree that, from and after the Effective Date, the proviso in Section 2(c)(i) hereof supercedes that certain Representation of Douglas L. Becker, dated on or about March 10, 2003.

3.                                      Term of Employment.  The Executive’s employment hereunder shall continue until the third anniversary of the Effective Date, unless such employment is terminated earlier in accordance with the provisions of this Agreement (the “Employment Period”).

4.                                      Compensation and General Benefits.

4.1                               Base Salary.

(a)                                  The Company agrees to pay to the Executive an annual base salary of Five Hundred Thousand Dollars ($500,000) (such base salary, as adjusted from time to time pursuant to Section 4.1(b), is referred to herein as the “Base Salary”).  The Executive’s Base Salary, less amounts required to be withheld under applicable law, shall be payable in equal installments in accordance with the practice of the Company in effect from time to time for the payment of salaries to officers of the Company, but in no event less frequently than monthly.

(b)                                 The Executive’s Base Salary shall be reviewed annually for possible upward adjustments by the Company Board or by the compensation committee or other authorized committee established from time to time by the Company Board (each, a “Company Board Committee”).

4.2                               Bonus.   For the fiscal year of the Company ending December 31, 2004, the Company Board or Company Board Committee shall determine the Executive’s base bonus with a target of 100% of his Base Salary, assuming satisfaction of all criteria set forth on Schedule 4.2 hereof (the “Base Bonus”).  For each subsequent fiscal year of the Company during the Employment Period, the Company Board or Company Board Committee shall determine the

Executive’s annual Base Bonus with a target of 100% of his Base Salary, which Base Bonus shall be based on criteria (and the weighting of such criteria) established by the Company Board or Company Board Committee in advance of such fiscal year.  For all fiscal years of the Company during the Employment Period, in the event the Base Bonus with respect to such year is payable in full to the Executive, the Company Board or Company Board Committee may, in its sole discretion, award the Executive an additional bonus.

4.3                               Expenses.  During the Employment Period, in addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this Section 4 or elsewhere herein, the Executive shall be entitled to cause payment by, or to receive prompt reimbursement from, the Company for all reasonable and necessary expenses incurred by him in performing his duties hereunder on behalf of the Company Business, including, without limitation, (i) reasonable expenses related to the activities of, and arising from, the Company’s or the Executive’s participation in, or as a member or officer of, trade associations or other similar organizations reasonably associated with the Company Business; (ii) reasonable expenses incurred in connection with business related entertaining and other expenses incurred by the Executive in carrying on the Company Business at his home; (iii) reasonable travel expenses incurred by the Executive for Company Business travel, including, without limitation, first class airfare or use of private aviation, as may be reasonably necessary, first class lodging, and up to $50,000 per calendar year for air travel costs for the Executive’s spouse, children and a caregiver to accompany the Executive on the Executive’s Company Business travel (in the case of such travel by the Executive’s spouse, children and /or caregiver in private aviation, the costs thereof to be charged against such $50,000 amount to be based on the Standard Industry Fare Level formula, as determined in accordance with Treas. Reg. §1.61-21); and (iv) reasonable automobile and car phone payments, reimbursements, or allowances incurred by the Executive for the Company Business.  All payments and reimbursements by the Company pursuant to this Section 4.3 shall be subject to, and consistent with, the Company’s policies for expense payment and reimbursement, in effect from time to time; provided, however, that in the event such Company policies impose a limitation with respect to a matter that has been specifically authorized or specifically addressed by this Agreement, the specific terms of this Agreement shall control.

4.4                               Fringe Benefits.

(a)                                  Company Plans.  During the Employment Period, in addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this Section 4 or elsewhere herein, the Executive shall be entitled to participate in, and to receive benefits under, any deferred compensation plan (funded solely by elective deferrals by the Executive), qualified retirement plan, profit-sharing plan, savings plan, group life, disability, sickness, accident and health insurance programs, or any other similar benefit plan or arrangement generally made available by the Company to its senior executive employees, subject to and on a basis consistent with the terms, conditions and overall administration of each such plan or arrangement.  The Executive may also participate in any long term incentive, equity or other non-qualified deferred compensation plan on such terms and on such conditions as may be established by the Company Board or Company Board Committee.  The award of any additional incentive under this Section 4.4(a) shall be separate and distinct from the right of the Executive to receive the bonus payment from the Company described in Section 4.2 and the Performance Shares from the Company described in Section 4.5.

(b)                                 Insurance.

(i)                                     During the Employment Period, the Company shall provide, at its cost, term life insurance for the Executive in the face amount of Two Million Five Hundred Thousand Dollars ($2,500,000), with proceeds payable at the direction of the Executive, unless the Executive waives such coverage; provided, however, that in the event the Executive is determined to be suffering from any condition which would preclude the Company from obtaining such insurance at a cost substantially equivalent to the cost of obtaining such insurance for a healthy individual of the Executive’s like age and gender, the Company shall purchase the amount of insurance that can be purchased at a cost substantially equivalent to the cost of obtaining such insurance for a healthy individual of the Executive’s age and gender.

(ii)                                  During the Employment Period, the Company shall (a)  provide directors’ and officers’ liability insurance covering the Executive, (b) errors and omissions insurance covering the activities of the Executive (in the case of clause (a) and (b) hereof, in the exercise of the Executive’s duties in the interest of the Company on terms and in coverages provided by the Company to its executives generally), and (c) the indemnification set forth in that certain Indemnification Agreement, dated as of June 30, 2000, by and between the Company and the Executive.

(iii)                               During the Employment Period, the Company shall provide to the Executive disability insurance at levels provided by the Company to its executives generally; provided, however, that in the event the Executive is not insurable at rates substantially equivalent to those payable by the Company to insure its executives generally, the Company shall purchase the amount of insurance that can be purchased at a cost substantially equivalent to the cost of providing such insurance to the Company’s other executives.

(c)                                  Vacation.  The Executive shall be entitled to four (4) weeks’ paid vacation during each full year (pro-rated for each partial year) of the Employment Period.  In addition, the Executive shall be entitled to all paid holidays given by the Company to its senior executive officers.  The extent to which the Executive may accumulate vacation days not taken in any year or receive payment for unused vacation days at the end of the Employment Period shall be determined in accordance with the Company’s policies for its senior executive officers.

(d)                                 Office.  During the Employment Period, the Company shall provide the Executive with an office of a size and with furnishings and other appointments commensurate with the Executive’s office at the Company on the Effective Date, and full-time secretarial and administrative assistance and the support staff necessary in order to perform his duties hereunder.

(e)                                  Legal and Professional Fees.  The Company will pay or reimburse the Executive up to $57,000 for the reasonable legal and accounting fees and expenses he incurs in the preparation and negotiation of this Agreement and the Grant Agreement referred to in Section 4.5 hereof, upon presentment by the Executive of a written statement of such fees and expenses.  In addition, the Company will pay or reimburse the Executive up to $5,000 each year during the Employment Period for the reasonable accounting fees and expenses the Executive incurs for advice and preparation of his federal, state and local income tax returns, upon presentment by the Executive of a written statement of such fees and expenses.

4.5                               Performance Shares.  In accordance with the Company’s 1998 Stock Incentive Plan (the “Stock Plan”), and as additional consideration for the services of the Executive hereunder, the Company has granted to the Executive 166,000 performance shares (collectively, the “Performance Shares”) pursuant to that certain Performance Shares Grant Agreement (the “Grant Agreement”), dated as of January 1, 2004, by and between the Company and the Executive.  The Executive’s Performance Shares shall vest in the manner set forth in the Grant Agreement.

4.6                               Parachute Treatment.

(a)                                  Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, vesting, distribution, or transfer by the Company or any successor, or any Affiliate of the foregoing or by any other Person or that any other event occurring with respect to the Executive and the Company for the Executive’s benefit, whether paid or payable or distributed or distributable under the terms of this Agreement or otherwise (including under any employee benefit plan) (a “Payment”) would be subject to or result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (and any regulations issued thereunder, any successor provision, and any similar provision of state or local income tax law) (collectively, the “Excise Tax”), then the amount of the Payment shall be reduced by the lesser of (i) the amount necessary to avoid subjecting such Payment to the Excise Tax or (ii) One Million Dollars ($1,000,000)(a “Payment Reduction”).  The Executive shall have the right, in his sole discretion, to designate those payments or benefits, if any, that shall be reduced or eliminated under the Payment Reduction.  Notwithstanding the foregoing, the Payment Reduction shall not apply if the Executive would, on a net after-tax basis (without regard to the payment of any Gross-Up Payment described below), receive less compensation than if the Payment were not so reduced.

(b)                                 If, after taking into account any and all Payment Reductions, a Payment is subject to, or results in the imposition of, the Excise Tax, then the Company shall pay to the Executive (in addition to any other benefits to which the Executive is entitled under this Agreement) a lump sum cash bonus (the “Gross-Up Payment”) in an amount sufficient to offset fully, on an after-tax basis, the Excise Tax imposed with respect to such Payment (as reduced by the Payment Reduction).  The following provisions shall apply in the computation and payment of the Gross-Up Payment:

(i)                                     The Gross-Up Payment shall be computed taking into account all income taxes, employment taxes and Excise Taxes imposed with respect to the Gross-Up Payment (so that the Executive retains, after the payment of all applicable taxes on the Gross-Up Payment, an amount equal to the Excise Tax payable by the Executive with respect to such Payment).

(ii)                                  The Executive shall be deemed to pay federal income tax at the highest marginal rate applicable to individuals in the calendar year in which the Gross-Up Payment is made and to pay state and local income taxes at the highest effective rate in the state or locality in which such Gross-Up Payment is taxable.

(iii)                               The Gross-Up Payment shall be net of the maximum reduction in federal income taxes that can be obtained from the deduction of state and local taxes with respect to the Gross-Up Payment, taking into account any applicable phase out or limitation with respect to such deduction under the provisions of the Code applicable to individuals in the calendar year in which the Gross-Up Payment is made.

(iv)                              Any Gross-Up Payment shall be made at least ten (10) business days prior to the date the Excise Tax payable by the Executive becomes due.

Notwithstanding extension of the Employment Period beyond the third anniversary of the Effective Date, absent mutual written agreement to the contrary, the provisions of this Section 4.6(b) shall not apply with respect to any Payment or the imposition of any Excise Tax with respect to a change in ownership of the Company (within the meaning of Section 280G of the Code) that occurs after the third anniversary of the Effective Date.

(c)                                  Subject to the provisions of Section 4.6(d), all determinations required to be made under this Section 4.6, including whether and when a Payment is subject to Section 4999 and the assumptions to be utilized in arriving at such determination and in determining an appropriate Payment Reduction and Gross-Up Payment, shall be made by the Company’s outside auditors at the time of such determination (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations to the Executive and the Company within fifteen (15) business days of the receipt of notice from the Company or the Executive that there will be, or has been, a Payment that the person giving notice believes may be subject to the Excise Tax.  All fees and expenses of the Accounting Firm shall be borne by the Company.  If the Accounting Firm shall determine that no Excise Tax is payable by the Executive, it shall furnish to the Executive written advice that failure to report the Excise Tax on his applicable federal income tax return would not be reasonably likely to result in the imposition of a penalty for fraud, negligence, or disregard of rules or regulations.  Except as provided in Section 4.6(d), any determination by the Accounting Firm shall be binding upon the Company and the Executive in determining whether a Payment Reduction or Gross-Up Payment is required and the amount thereof (subject to Sections 4.6(d) and (e)), in the absence of material mathematical or legal error.

(d)                                 As a result of uncertainty in the application of Sections 280G and 4999 of the Code that may exist at the time of a determination by the Accounting Firm, it may be possible that in making the calculations required to be made hereunder, the Accounting Firm shall determine that a Payment Reduction not be made that should have been made, or a larger Payment Reduction should have been made, or that a Gross-Up Payment be made that should not have been made, or a smaller Gross-Up Payment should have been made (an “Overpayment”), or that a Payment Reduction be made that should not have been made, or a smaller Payment Reduction should have been made, or that a Gross-Up Payment not be made that should have been made, or a larger Gross-Up Payment should have been made (an “Underpayment”).  If the Accounting Firm, the Internal Revenue Service or other applicable taxing authority shall determine that an Overpayment was made, any such Overpayment shall be repaid by the Executive with interest at the applicable Federal rate provided for in Section 1274(d) of the Code; provided, however, that, subject to applicable law, the amount to be repaid by the Executive to the Company shall be reduced to the extent that any portion of the Overpayment to be repaid will not be offset by a corresponding reduction in tax by reason of such repayment of the Overpayment; provided, further, that to the extent the Overpayment relates to a Gross-Up Payment, the Executive shall be obligated to repay such amount only at such time and to such extent as the Executive receives a refund of the Overpayment from the Internal Revenue Service or applicable taxing authority.  If the Accounting Firm, the Internal Revenue Service or other applicable taxing authority shall determine that an Underpayment was made, any such Underpayment (together with any interest and penalties imposed thereon) shall be due and payable by the Company to the Executive within thirty-five (35) days after the Company receives notice of such Underpayment, but in no event later than the date the Executive must pay such amounts to the Internal Revenue Service or other applicable taxing authority.  To the extent that an Underpayment relates to a Payment Reduction, the Company shall include interest on the portion of the Underpayment consisting of the Payment Reduction at the applicable Federal rate provided for in Section 1274(d) of the Code.

(e)                                  The Executive shall give written notice to the Company of any claim by the Internal Revenue Service or other applicable taxing authority that, if successful, would require the payment by the Executive of an Excise Tax, such notice to be provided within a reasonable period of time after the Executive shall have received written notice of such claim.  The Executive shall cooperate with the Company in determining whether to contest or pay such claim and shall not pay such claim without the written consent of the Company, unless such consent is unreasonably withheld, conditioned or delayed.  The Company shall have the right to direct the contest of such claim with counsel of the Company’s choosing, and the Company shall have the power to settle or compromise such claim subject to the consent of the Executive (which consent may not be unreasonably withheld). The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  If the Company directs the Executive to pay a claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis (subject to applicable law), and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance.  The Executive shall (subject to the Company’s complying with the foregoing requirements) promptly pay to the Company, up to the amount of the advance from the Company, the amount of any refund received by the Executive (together with any interest paid or credited thereon after taxes applicable thereto).

(f)                                    Subject to the last sentence of Section 4.6(b), this Section 4.6 shall remain in full force and effect following the termination of the Executive’s employment for any reason until the expiration of the statute of limitations on the assessment of taxes applicable to the Executive for all periods in which the Executive may incur a liability for taxes (including Excise Taxes), interest or penalties arising out of the operation of this Agreement.

5.                                      Confidentiality and Non-Competition.

5.1                               Confidentiality; Intellectual Property.

(a)                                  The Executive recognizes and acknowledges that  (i) his employment with the Company has provided (and in the future, will provide) him with access to “Trade Secrets” or “Confidential or Proprietary Information” (each, as defined in Section 5.3 hereof), and (ii) the Company’s business interests require a confidential relationship between the Company and the Executive and the fullest practical protection and confidential treatment of all Trade Secrets and Confidential or Proprietary Information.  Accordingly, the Executive agrees that, except (A) as required by law, Governmental Authority or court order, or (B) in the good faith furtherance of the Company Business, the Executive will keep confidential and will not publish, make use of, or disclose to anyone (or aid others in publishing, making use of, or disclosing to anyone), in each case, other than the Company or any Persons designated by the Company, or otherwise “Misappropriate” (as defined in Section 5.3 hereof) any Trade Secrets or Confidential or Proprietary Information at any time.  The Executive’s obligations hereunder shall continue during the Employment Period and thereafter for so long as such Trade Secrets or Confidential or Proprietary Information remain Trade Secrets or Confidential or Proprietary Information.

(b)                                 The Executive acknowledges and agrees that:

(i)                                     all Trade Secrets and Confidential or Proprietary Information shall be “Trade Secrets” (as defined under the Maryland Uniform Trade Secrets Act) of the Company and/or its Affiliates, as the case may be;

(ii)                                  the Executive occupies a unique position within the Company, and he is and will be intimately involved in the development and/or implementation of Trade Secrets and Confidential or Proprietary Information;

(iii)                               in the event the Executive breaches Section 5.1 hereof with respect to any Trade Secrets or Confidential or Proprietary Information, such breach shall be deemed to be a Misappropriation of such Trade Secrets or Confidential or Proprietary Information; and

(iv)                              any Misappropriation of Trade Secrets or Confidential or Proprietary Information will result in immediate and irreparable harm to the Company.

(c)                                  The Executive recognizes that the Company has received, and in the future will receive, “Information” (as defined in Section 5.3(f) hereof) from Persons subject to a duty on the Company’s part to maintain the confidentiality of such Information and to use it only for certain limited purposes.  Without limiting anything in Section 5.1(a) hereof, the Executive agrees that he owes the Company and such Persons, during the Employment Period and thereafter, a duty to hold all such Information in the strictest confidence and, except with the prior written authorization of the Company, or as required by law, Governmental Authority or court order, not to disclose such Information to any Person (except as necessary in carrying out the Executive’s duties for the Company consistent with the Company’s agreement with such Person) or to use it for the benefit of anyone other than for the Company or such Person (consistent with the Company’s agreement with such Person).

(d)                                 All drawings, memoranda, notes, lists, records and other documents or papers (and all copies thereof), including but not limited to, such items stored in computer memories, on microfiche, electronically, or by any other means, made or compiled by or on behalf of the Executive, or made available to the Executive or in the Executive’s possession concerning or in any way relating to the conduct of the Company Business or the business of any of the Company’s Affiliates, are and shall be the property of the Company or such Affiliate and shall be delivered to the Company promptly upon the Company’s request following the termination of the Executive’s employment with the Company or at any other time on request.

(e)                                  “Work Product” (as defined in Section 5.3 hereof) relating to any work performed by or assigned to the Executive during, and in connection with, his employment with the Company, shall belong solely and exclusively to the Company.

(f)                                    From time to time, at the reasonable request of the Company, the Executive agrees to disclose promptly to the Company all Work Product and relevant records, which records will remain the sole property of the Company; provided that the Executive shall not have an obligation to disclose Work Product or records hereunder to the extent the Company already has actual knowledge of such Work Product and originals or copies of such records.

(g)                                 The Executive hereby assigns to the Company, without further consideration, his entire right, title, and interest (throughout the United States and in all foreign countries) in and to all Work Product subject to Section 5.1(e), whether or not patentable.  Should the Company be unable to secure the Executive’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Work Product, whether due to the Executive’s mental or physical incapacity, or the Executive’s unavailability for a reasonable period under the circumstances, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as his agent and attorney-in-fact (such designation and appointment being coupled with an interest), solely for the specific instance in which the Company is unable to secure such signature, to act for and in his behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by the Executive.

(h)                                 There is no Information which the Executive wishes to exclude from the operation of this Section 5.1.  To the best of the Executive’s knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign Information that is now in existence between the Executive and any other Person.

(i)                                     To the extent that any Work Product described in Section 5.1(e) incorporates pre-existing material to which the Executive possesses copyright, trade secret, patent, trademark or other proprietary rights, and such rights are not otherwise assigned to the Company herein, the Executive hereby grants to the Company a royalty-free, irrevocable, worldwide, exclusive, perpetual license to make, have made, sell, use and disclose, reproduce, modify, transmit, prepare Derivative Works based on, distribute, perform and display (publicly or otherwise), such material, with full right to authorize others to do so.

5.2                               Noncompetition and Nonsolicitation.

(a)                                  Subject to the provisions of Section 5.2(b) and (c) hereof, during the Employment Period and thereafter during the one year period ending on the first anniversary date of the termination of the Employment Period (collectively, the “Restricted Period”), the Executive agrees that the Executive will not, directly or indirectly, on the Executive’s own behalf or as a partner, owner, officer, director, stockholder, member, employee, agent or consultant of any other Person (including, without limitation any “Sterling Affiliate,” as defined herein), within the United States of America or in any other country or territory in which the Company Business is conducted:

(i)                                     own, manage, operate, control, be employed by, provide services as a consultant to, or participate in the ownership, management, operation, or control of, any Person engaged in any activity competitive with the Company or any of its Affiliates; or

(ii)                                  solicit, hire, or otherwise attempt to establish for any Person, any employment, agency, consulting or other business relationship with any Person who is or was an employee or consultant of the Company or any of its Affiliates, provided that (x) the prohibition in this Section 5.2(a)(ii) shall not bar the Executive from soliciting or hiring (I)  any former employee or former consultant who at the time of such solicitation or hire had not been employed or engaged by the Company or any of its Affiliates for a period of at least one year, and (II) any other provider of services to the Company or any of its Affiliates (including, without limitation, Javier Arrechea, Carl Loo and their respective Affiliates), as long as such Person’s engagement by the Executive does not interfere or conflict with the provision of services to the Company or an Affiliate by such Person, and (y) the prohibition in this Section 5.2(a)(ii) does not bar the Executive from soliciting or hiring the Executive’s personal assistant following the Executive’s termination of employment.

(b)                                 The parties hereto acknowledge and agree that, notwithstanding anything in Section 5.2(a)(i) or 5.2(c)hereof:

(i)                                     the Executive may own or hold, solely as passive investments, securities of Persons engaged in any business that would otherwise be included in Section 5.2(a)(i) or 5.2(c), as long as with respect to each such investment, the securities held by the Executive do not exceed five percent (5%) of the outstanding securities of such Person and such securities are publicly traded and registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, that in the case of investments otherwise permitted under this clause (i), the Executive shall not be permitted to, directly or indirectly, participate in, or attempt to influence, the management, direction or policies of (other than through the exercise of any voting rights held by the Executive in connection with such securities), or lend his name to, any such Person;

(ii)                                  the Executive shall not be deemed to violate Section 5.2(a)(i) or 5.2(c) hereof solely by virtue of the Executive’s direct or indirect ownership of the outstanding securities of any Sterling Affiliate (or of any Person through a Sterling Affiliate) that would otherwise be included in Section 5.2(a)(i) or 5.2(c) hereof (a “Competitive Entity”), provided that the Executive’s direct or indirect ownership of such Competitive Entity does not exceed 5% of the outstanding securities of such Competitive Entity; provided, that, in all cases, (w) the Executive shall refrain from any activity, with respect to any Sterling Affiliate, that is competitive with the Company or its Affiliates or which would reasonably be expected to result in a misappropriation of a business opportunity of the Company or its Affiliates; (x) the Executive shall provide written notice of the direct or indirect ownership by the Executive of any Competitive Entity and/or any decision, that would reasonably be expected to cause any Sterling Affiliate (or Person in which the Executive has an ownership interest through a Sterling Affiliate) that is not a Competitive Entity to become a Competitive Entity (including, in each case, the material terms and conditions thereof, to the extent known by the Executive) to the Conflicts Committee of the Company Board as soon as practicable (and in all events within 30 days) after the Executive knows of such ownership or such competitive activity or such decision, as the case may be; (y) the Executive shall not be permitted to, directly or indirectly, participate in, or attempt to influence, the management, direction or policies of (other than through the exercise of any voting rights held by the Executive in connection with such securities), any such Competitive Entity; and (z) on a quarterly basis, the Executive shall provide a report to the Conflicts Committee of the Company Board setting forth, in reasonable detail (to the extent known by the Executive and not a violation of the Executive’s fiduciary duties and duties of confidentiality), a general description of the business activities and plans of such Competitive Entity, and any and all other information relating to the Executive’s activities with respect thereto reasonably requested by the Company Board; provided that (I) the Conflicts Committee of the Company Board may waive (in writing or by resolution) any noncompetition provisions described in this Section 5.2(b)(ii) in its discretion; and (II) the Executive shall not be deemed to have violated the foregoing provisions solely by virtue of the listing of his membership on the Board of Managers (or similar body) of any Sterling Affiliate in connection with an offering of securities; and

(iii)                               the Executive may serve on the board of directors (or other comparable position) or as an officer of any entity at the request of the Company Board.

(c)                                  Notwithstanding anything herein to the contrary, the parties agree that Section 5.2(a)(i) shall not apply after termination of the Employment Period if the Executive is terminated without “Good Cause” or resigns for “Good Reason” (each, as defined herein), or the Executive resigns following a Change of Control, except that, for one year after termination of employment by the Company without Good Cause, resignation by the Executive for Good Reason or after a Change of Control, the Executive agrees that the Executive will not, directly or indirectly, on the Executive’s own behalf or as a partner, owner, officer, director, stockholder, member, employee, agent or consultant of any other Person (including, without limitation any Sterling Affiliate), within the United States of America or in any other country or territory in which the Company Business is conducted, own, manage, operate, control, be employed by, provide services as a consultant to, or participate in the ownership, management, operation, or control of, any “Restricted Business.” For purposes hereof, “Restricted Businesses” include those portions of the Company Business which the Company Board determines, in good faith, are the strategic focus of the Company as of the effective time of termination of the Employment Period; provided, that the Company notifies the Executive of such determination by the Company Board within thirty (30) days after the effective time of such termination.

(d)                                 Without limiting anything in Sections 5.2(a) or 5.2(c) hereof, during the Restricted Period, the Executive shall not cause or knowingly permit any assets, properties, personnel or other resources of the Company or its Affiliates to be used by, or for the benefit of, any Sterling Affiliate or any other Person.

5.3                               Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)                                  An Affiliate of any Person means any other Person, whether now or hereafter existing, directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person.  For purposes hereof, “control” or any other form thereof, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(b)                                 Misappropriation, or any form thereof, means:

(i)                                     the acquisition of any Trade Secret or Confidential or Proprietary Information by a Person who knows or has reason to know that the Trade Secret or

Confidential or Proprietary Information was acquired by theft, bribery, misrepresentation, breach or inducement of a breach of a duty to maintain secrecy, or espionage through electronic or other means (each, an “Improper Means”); or

(ii)                                  the disclosure or use of any Trade Secret or Confidential or Proprietary Information without the express consent of the Company by a Person who (x) used Improper Means to acquire knowledge of the Trade Secret or Confidential or Proprietary Information; or (y) at the time of disclosure or use, knew or had reason to know that his or her knowledge of the Trade Secret or Confidential or Proprietary Information was (i) derived from or through a Person who had utilized Improper Means to acquire it, (ii) acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use, or (iii) derived from or through a Person who owed a duty to the Company and/or any of its Affiliates to maintain its secrecy or limit its use; or (z) before a material change of his or her position, knew or had reason to know that it was a Trade Secret or Confidential or Proprietary Information and that knowledge of it had been acquired by accident or mistake.

(c)                                  Person means any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, or government or other agency or political subdivision thereof, or any other legal or commercial entity.

(d)                                 Sterling Affiliate means each of Sterling Capital Partners, LLC, a Delaware limited liability company, Sterling Capital Partners, L.P., a Delaware limited partnership, Sterling Capital Partners II, LLC, a Delaware limited liability company, Sterling Venture Partners II, LLC, a Delaware limited liability company, and any Affiliates of any of the foregoing.

(e)                                  Trade Secrets means all information of the Company or any of the Company’s Affiliates that would be deemed to be “trade secrets” within the meaning of the Uniform Trade Secrets Act (as promulgated by the United States National Conference of Commissioners on Uniform State Laws) or such other or similar statute of any jurisdiction which is found to be applicable to this Agreement, its enforcement or its interpretation.

(f)                                    Confidential or Proprietary Information means:

(i) any and all information and ideas in whatever form (including, without limitation, written or verbal form, and including information or data recorded or retrieved by any means, tangible or intangible), whether disclosed to or learned or developed by the Executive, pertaining in any manner to the Company Business or any of the Company’s Affiliates (collectively, “Information”) that (a) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts by the Company and/or its Affiliates that are reasonable under the circumstances to maintain its secrecy; and

(ii) any and all other Information unique to the Company and/or or its Affiliates which has a significant business purpose and is not known or generally available from sources outside of such Persons or typical of industry practice.

For purposes of this Agreement, the term “Information” includes, without limitation, any and all (1) information regarding business strategy and operations including, without limitation, business or strategic plans, plans regarding business acquisitions, mergers, sales or divestures, marketing and sales information, lists of customers, suppliers, distributors or contractors; (2) information regarding products and services including, without limitation, manufacturing, production, distribution, design, development, techniques, processes, software (including, without limitation, designs, programs and codes), and know how; (3) information regarding concepts, research, experiments, formulae, inventions, techniques, and other work product (of the Executive or any other employee of the Company or an Affiliate); (4) financial information including, without limitation, budget and expense information, pricing, revenue, or profit information and/or analysis, economic models and forecasts, operating and other financial reports and/or analysis; and (5) human resource information such as compensation policies and schedules, employee recruiting and retention plans, organization charts and personnel data.

(g)                                 Work Product means any and all ideas, inventions, combinations, machines, methods, formulae, techniques, processes, software designs, computer programs, strategies, know-how, data, original works of authorship, trademarks, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by the Executive alone or with others during the Employment Period (and prior thereto, during the time the Executive served as Chief Executive Officer or Co-Chief Executive Officer of the Company).

(h)                                 Derivative Work means any translation, part, modification, correction, addition, extension, upgrade, improvement, compilation, abridgement or other form in which the material may be recast, transformed or adapted, including but not limited to all forms in which such Derivative Work would infringe any of the copyrights, including audiovisual copyrights, in the material.

(i)                                     Sarbanes-Oxley Requirements means any and all requirements, obligations or liabilities imposed upon the Executive and/or the Company pursuant to the Sarbanes-Oxley Act of 2002, as amended and in effect from time to time, and any and all regulations promulgated thereunder.

(j)                                     SEC means the United States Securities and Exchange Commission, or any successor thereto.

(k)                                  Governmental Authority means any federal, state, local or other governmental, regulatory or administrative agency, commission, department, board, or other governmental subdivision, court, tribunal, arbitral body or other governmental authority.

5.4                               Remedies.  The Executive acknowledges and agrees that if the Executive breaches any of the provisions of Section 5 or 6.9 hereof, the Company will suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy, and that, in addition to all other remedies that the Company may have, the Company shall be entitled to seek injunctive relief, specific performance or any other form of equitable relief to remedy a breach or threatened breach of this Agreement (including, without limitation, any actual or threatened Misappropriation) by the Executive and to enforce the provisions of this Agreement.  The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies which the Company and/or the Executive may have at law or in equity.  The Company acknowledges and agrees that if it breaches Section 6.9 hereof, the Executive may suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy, and that, in addition to all other remedies that the Executive may have, the Executive shall be entitled to seek injunctive relief, specific performance or any other form of equitable relief to remedy a breach or threatened breach of this Agreement by the Company and to enforce the provisions of this Agreement.  The parties hereby waive any and all defenses each may have on the grounds of lack of jurisdiction or competence of a court to grant the injunctions or other equitable relief provided above and to the enforceability of this Agreement.

5.5                               Interpretation; Severability.

(a)                                  The Executive has carefully considered the possible effects on the Executive of the covenants not to compete, the confidentiality provisions, and the other obligations contained in this Agreement, and the Executive recognizes that the Company has made every effort to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company’s legitimate business interests.

(b)                                 The Executive acknowledges and agrees that the restrictive covenants set forth in this Agreement are reasonable and necessary in order to protect the Company’s valid business interests.  It is the intention of the parties hereto that the covenants, provisions and agreements contained herein shall be enforceable to the fullest extent allowed by law.  If any covenant, provision, or agreement contained herein is found by a court having jurisdiction to be unreasonable in duration, scope or character of restrictions, or otherwise to be unenforceable, such covenant, provision or agreement shall not be rendered unenforceable thereby, but rather the duration, scope or character of restrictions of such covenant, provision or agreement shall be deemed reduced or modified with retroactive effect to render such covenant, provision or agreement reasonable or otherwise enforceable (as the case may be), and such covenant, provision or agreement shall be enforced as modified.  If the court having jurisdiction will not review the covenant, provision or agreement, the parties hereto shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable.  The parties hereto agree that if a court having jurisdiction determines, despite the express intent of the parties hereto, that any portion of the covenants, provisions or agreements contained herein are not enforceable, the remaining covenants, provisions and agreements herein shall be valid and enforceable.  Moreover, to the extent that any provision is declared unenforceable, the Company shall have any and all rights under applicable statutes or common law to enforce its rights with respect to any and all Trade Secrets or Confidential or Proprietary Information or unfair competition by the Executive.

6.                                      Termination.

6.1                               General.  The employment of the Executive hereunder (and the Employment Period) shall terminate as provided in Section 3, unless earlier terminated in accordance with the provisions of this Section 6.

6.2                               Termination Upon Mutual Agreement.  The Company and the Executive may, by mutual written agreement, terminate this Agreement and/or the employment of the Executive (and the Employment Period) at any time.

6.3                               Death or Disability of the Executive.

(a)                                  The employment of the Executive hereunder (and the Employment Period) shall terminate upon (i) the death of the Executive, and (ii) at the option of the Company, upon not less than thirty (30) days prior written notice to the Executive or his personal representative or guardian, if the Executive suffers a “Total Disability” (as defined in Section 6.3(b) below).  Upon termination for death or Total Disability, the Company shall pay to the Executive’s guardian or personal representative, as the case may be, in addition to any insurance or disability benefits to which he may be entitled hereunder, the “Accrued Rights” (as defined in Section 6.8 hereof), other amounts set forth in Section 6.8(a)(iv) and Section 6.8(a)(v) hereof, and a pro rata portion of any bonus pursuant to Section 4.2 hereof for the portion of the year during which death or Total Disability occurred.

(b)                                 For purposes of this Agreement, “Total Disability” shall mean (i) if the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), (ii) the written determination by a physician selected by the Company that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is unable substantially to perform each of the material duties of the Executive required hereby, and that such disability has lasted for the immediately preceding ninety (90) days and is, as of the date of determination, reasonably expected to last an additional six (6) months or longer after the date of determination, in each case based upon medically available reliable information, or (iii) Executive’s qualifying for benefits under the Company’s long-term disability coverage, if any.

(c)                                  The date of any legal decree of incompetency or written opinion which is conclusive as to the Total Disability of the Executive shall be deemed the date on which such Total Disability occurred.  Any leave on account of illness or temporary disability which is short of Total Disability shall not constitute a breach of this Agreement by the Executive, and in no event shall any party be entitled to terminate this Agreement for Good Cause due to any such leave.  All physicians selected hereunder shall be board certified in the specialty most closely related to the nature of the disability alleged to exist.  In conjunction with determining mental and/or physical disability for purposes of this Agreement, the Executive consents to any such examinations which are relevant to a determination of whether he is mentally and/or physically disabled, and which is required by the aforesaid Company physician, and to furnish such medical information as may be reasonably requested, and to waive any applicable physician patient privilege that may arise because of such examination.

6.4                               Termination For Good Cause.

(a)                                  The Company may, upon action of the Company Board in accordance with Section 6.4(c) hereof, terminate the employment of the Executive (and the Employment Period) at any time for “Good Cause” (as defined below).

(b)                                 For purposes of this Agreement, “Good Cause” means:

(i)                                     a material failure by the Executive to comply with any material obligation imposed by this Agreement (including, without limitation, any violation of Sections 5.1 or 5.2 hereof);

(ii)                                  gross negligence or willful malfeasance by the Executive in connection with the performance of his duties under this Agreement, or a material violation by the Executive of any Sarbanes-Oxley Requirement (other than in the event the Executive had a reasonable good faith belief that the act, omission or failure to act in question was not a violation of law), in each case, that would be reasonably likely to have a material adverse impact on the Company Business;

(iii)                               the Executive’s being convicted of, or pleading guilty or nolo contendere to (or, subject to Section 6.4(d) hereof, being indicted for) a felony involving theft, embezzlement, fraud, dishonesty, or any similar offense that would be reasonably likely to have a material adverse impact on the Company Business;

(iv)                              theft, embezzlement or fraud by the Executive in connection with the performance of his duties hereunder;

(v)                                 the abuse by the Executive of drugs or alcohol, or conduct by the Executive involving moral turpitude, that would be reasonably likely to have a material adverse impact on the Company Business;

(vi)                              subject to Section 6.4(d) hereof, the misappropriation by the Executive of any material business opportunity of the Company, provided, however, that solely for purposes of this Section 6.4(b), the Executive shall not be deemed to have misappropriated a material business opportunity of the Company and/or its Affiliates by virtue of any action taken by a Sterling Affiliate, unless the Executive knows of such action before the date it occurs (or, if earlier, before the date of a binding commitment to complete such action) and the Executive fails to disclose such action to the Company Board; or

(vii)                           the Executive being barred or prohibited by the SEC or any other Governmental Authority from holding the position of Chief Executive Officer of the Company.

(c)                                  Before the Company may terminate the Executive for Good Cause pursuant to Section 6.4(a) above, the Company Board shall deliver to the Executive a written notice of the Company’s intent to terminate the Executive for Good Cause, including the reasons for such termination, the giving of which shall have been authorized by a vote of not less than 75% of all members of the Company Board then in office other than the Executive (rounded down to the next whole number); and the Executive shall have been given a reasonable opportunity to cure any such acts or omissions (which are susceptible of cure) within thirty (30) days after the Executive’s receipt of such notice.  “Good Cause” shall be based only on material matters and not on matters of minor importance.  The Company Board’s delay in providing such notice shall not be deemed to be a waiver of any such Good Cause unless and until the Company Board fails to provide such notice within thirty (30) days after the occurrence of the event triggering such Good Cause nor does the failure to terminate for one Good Cause prevent any later Good Cause termination for a similar or different reason.

(d)                                 With respect to the Executive’s being indicted for a crime under Section 6.4(b)(iii) or being accused of misappropriation under Section 6.4(b)(vi), in addition to satisfying the requirements of Section 6.4(c), the Company must treat the Executive under Section 6.8(a) (other than clause “(iv)” thereof) as though he has been terminated without Good Cause unless and until, with respect to the indictment, he is convicted or pleads guilty or nolo contendere to a crime described in Section 6.4(b)(iii) or, with respect to misappropriation, a final determination is made by an arbitrator that the Company did have Good Cause under Section 6.4(b)(vi) to terminate the Executive.  If the final determination is that the Company had Good Cause for termination under the referenced sections, the Executive shall return the difference between any payments made under Section 6.8(a) and the amounts otherwise payable under Section 6.8(b). If the final determination is that the Company did not have Good Cause for termination under the referenced sections, the Company shall immediately provide the Executive with the benefits under Section 6.8(a)(iv).

6.5                               Termination For Good Reason.

(a)                                  The Executive may resign, and thereby terminate his employment (and the Employment Period), at any time for “Good Reason” (as defined below), upon not less than thirty (30) days’ prior written notice (reduced to five days’ notice for failure to pay Base Salary) to the Company specifying in reasonable detail the reason therefor; provided, however, that the Company shall have been given a reasonable opportunity to cure any such Good Reason (which are susceptible of cure) within thirty (30) days after the Company’s receipt of such notice.  The Executive’s delay in providing such notice shall not be deemed to be a waiver of any such Good Reason unless and until the Executive fails to provide such notice within thirty (30) days after the occurrence of the event triggering such Good Reason, nor does the failure to resign for one Good Reason prevent any later Good Reason resignation for a similar or different reason.

(b)                                 For purposes of this Agreement, “Good Reason” means:

(i)                                     a material failure by the Company to comply with any material obligation imposed by this Agreement;

(ii)                                  the Executive is demoted from the position of Chief Executive Officer of the Company, or the Executive’s duties and responsibilities are materially and substantially diminished as a whole;

(iii)                               any reduction in the Executive’s Base Salary;

(iv)                              the removal or failure to re-elect the Executive as a member of the Company Board other than as a result of the Executive’s voluntary resignation or choice not to stand for reelection or reappointment or as required by applicable law;

(v)                                 the Company’s requiring the Executive to be based (excluding travel responsibilities in the ordinary course of business) at any office or location more than 25 miles from the office of the Company at 1001 Fleet Street, Baltimore, Maryland 21202;

(vi)                              the failure by any successor to the Company to expressly assume all obligations of the Company under this Agreement; or

(vii)                           after a Change of Control of the Company, the Executive’s duties are inconsistent in any material respect with his position (including, without limitation, his status, office, title, or reporting relationship), authority, control, duties, or responsibilities immediately prior to the Change of Control.

Notwithstanding anything herein to the contrary, in no event shall any action otherwise meeting the definition of Good Reason under clauses (i) through (vii) above taken by the Company for Good Cause, constitute, or be deemed to constitute, grounds for Good Reason termination hereunder.

6.6                               Resignation other than for Good Reason.  The Executive may resign and thereby terminate his employment (and the Employment Period) under this Agreement at any time upon not less than thirty (30) days’ prior written notice.

6.7                               Termination without Good Cause.  The Company may, for any or no reason, terminate the employment of the Executive (and the Employment Period) under this Agreement at any time upon not less than thirty (30) days’ prior written notice.

6.8                               Payments Upon Termination.

(a)                                  In the event the Executive’s employment is terminated (x) prior to the third anniversary of the Effective Date (i) by the Company without “Good Cause,” or (ii) by the Executive for “Good Reason,” or (y) on the third anniversary of the Effective Date in the event the Employment Period is not extended due to the failure of the Company and the Executive to reach mutual agreement, then, in each such case, the following provisions shall apply:

(i)                                     The Company shall continue to pay the Executive the Base Salary to which the Executive would have been entitled pursuant to Section 4.1 hereof (at the Base Salary rate in effect as of termination, without regard to any reduction thereof) had the Executive remained in the employ of the Company for a period of eighteen (18) months (or, solely in the case of clause “(y)” above, for a period of twelve (12) months) after the date of termination (the “Termination Payment Period”) with all such amounts payable in accordance with the Company’s payroll system in the same manner and at the same time as though the Executive remained employed by the Company.

(ii)                                  Unless prohibited by law or, with respect to any insured benefit, the terms of the applicable insurance contract, the Executive shall continue to participate in, and be covered under, the Company’s group life, disability, sickness, accident and health insurance programs on the same basis as other executives of the Company through the end of the Termination Payment Period.  In addition, the Company shall continue to provide Executive with the insurance described in Section 4.4(b) of this Agreement during such period.  If prohibited by law or contract, the Company shall pay to the Executive the cost of obtaining individual coverage for the programs described in this clause (ii).

(iii)                               The Company shall pay the Executive, in lieu of the bonus described in Section 4.2 hereof, an amount equal to the “Assumed Bonus” (as defined below), with all such amounts payable in the same manner and at the same time as the Company normally pays annual bonuses to its senior executives as though the Executive remained employed by the Company.  The Company shall pay the Assumed Bonus for the fiscal year of termination and for each subsequent fiscal year (or part thereof) during the Termination Payment Period.  The “Assumed Bonus” (i) for a termination in 2004 is the target Base Bonus (under Section 4.2 hereof) for 2004 as though all criteria for such Base Bonus had been fully and completely met, (ii) for a termination in 2005 is the actual Base Bonus (under Section 4.2 hereof) for 2004, and (iii) for a termination after 2005 is the average of the actual Base Bonuses paid by the Company to the Executive (pursuant to Section 4.2 hereof) with respect to the two years immediately preceding such termination.  In the event the last day of the Termination Payment Period is any date other than December 31, the Assumed Bonus for the partial fiscal year in which such last day occurs shall be prorated, and the amount payable shall be the Assumed Bonus otherwise payable for such fiscal year multiplied by a fraction, (x) the numerator of which is the number of days in such fiscal year included in the Termination Payment Period, (y) and the denominator of which is 365.

(iv)                              The Executive shall become vested in (and entitled to receive) the Performance Shares (and other equity-based awards) to the extent provided in the Grant Agreement (or other applicable grant agreement, as the case may be).

(v)                                 The Company shall pay to the Executive promptly following such termination of employment compensation deferred by the Executive on or prior to the date of such termination.

(vi)                              The Company shall pay to the Executive, without duplication, (w) the Base Salary through the date of termination, (x) any bonus (Base Bonus or otherwise) earned (in accordance with Section 4.2 hereof) but unpaid as of the date of termination for any fiscal year prior to the year in which such termination occurs; (y) reimbursement for any unreimbursed business expenses properly incurred by the Executive prior to the date of termination (in accordance with Section 4.3 hereof); and (z) such employee benefits, if any, to which the Executive is entitled under the employee benefit plans and arrangements of the Company (in accordance with Section 4.4(a) hereof) (the amounts described in clauses (w) through (z) hereof being referred to as the “Accrued Rights”).

(vii)                           Notwithstanding anything to the contrary, no amount of payable to the Executive (whether pursuant to this Section 6.8(a) or otherwise) with respect to any nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) shall be paid earlier than the earliest date permitted under Section 409A of the Code.

(b)                                 In the event the Executive’s employment is terminated (i) by the Company for Good Cause, or (ii) by the Executive without Good Reason, then the Company shall have no duty to make any payments or provide any benefits to the Executive pursuant to this Agreement other than the Accrued Rights and other amounts set forth in Section 6.8(a)(v) hereof.

(c)                                  In the event the Executive’s employment is terminated (i) by the Company without Good Cause, or (ii) by the Executive for any reason, then the Company waives, releases and remises (x) any obligation or duty under applicable law on the part of the Executive to seek or obtain other engagements or employment or to otherwise mitigate any damages to which the Executive may be entitled to by reason of any termination of this Agreement; and (y) any right in or claim to any remuneration or compensation received by the Executive pursuant to any engagements or employment subsequent to the termination of this Agreement.

(d)                                 The Executive agrees to release the Company and its Affiliates, officers, directors, stockholders, employees, agents, representatives, and successors from and against any and all claims that the Executive may have against any such Person relating to the Executive’s employment by the Company and the termination thereof, such release to be in form and substance reasonably satisfactory to the Company; provided, however, that (i) in lieu of accepting any payments or other benefits in Section 6.8, the Executive may decline to sign the release and preserve any rights to sue, and (ii) the release does not cover any claims the

Executive may have to or about equity interests or with respect to his equity ownership (including, without limitation, the Performance Shares).  The parties further agree that the failure of the Company and/or its Affiliates to make any and all payments due under Section 6.8(a)(i) through (vi) or (b), as the case may be, after notice from the Executive of the failure to pay and the failure by the Company and/or its Affiliates to cure the default within 15 days of the notice, will void the release described in this subsection.

6.9                               No Disparaging Comments.  During the Employment Period and at all times thereafter, (i) the Company, its Affiliates and their respective executive officers and directors, and employees and consultants authorized by an executive officer to speak to the media on behalf of the Company or to provide references, shall refrain from making any disparaging remarks about the Executive, and (ii) the Executive shall refrain from making any disparaging remarks about the businesses, services, products, members, managers, officers, directors, employees or other personnel of the Company and/or its Affiliates.

6.10                        Change of Control.  “Change of Control” means the occurrence of any one or more of the following events:

(a)                                  any merger or consolidation involving the Company with or into any Person in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), the stockholders of the Company immediately prior to such transaction(s) beneficially own less than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities;

(b)                                 any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company on a consolidated basis, in one transaction or a series of related transactions;

(c)                                  any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, regardless of whether applicable), becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of the equity interests of the Company then outstanding normally entitled to vote in elections of members of the Company Board;

(d)                                 during any period of 12 consecutive months after the date hereof, individuals who at the beginning of any such 12 month period constituted the Company Board (together with any new directors whose election by such board or whose nomination for election by the equity owners of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Company, if such agreement was approved by a vote of such majority of directors) cease for any reason to constitute a majority of the respective board then in office; or

(e)                                  approval by the Company of a plan of dissolution or liquidation of the Company.

7.                                      Miscellaneous.

7.1                               ARBITRATION.  SUBJECT TO THE RIGHTS UNDER SECTION 5.4 TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF AS SPECIFIED IN THIS AGREEMENT, ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING UNDER OR RELATING TO THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF DAMAGES, THE NATURE OF THE EXECUTIVE’S TERMINATION OR THE CALCULATION OF ANY BONUS OR OTHER AMOUNT OR BENEFIT DUE) SHALL BE RESOLVED IN ACCORDANCE WITH THE PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION.  ANY RESULTING HEARING SHALL BE HELD IN THE BALTIMORE, MARYLAND AREA.  THE RESOLUTION OF ANY DISPUTE ACHIEVED THROUGH SUCH ARBITRATION SHALL BE BINDING AND ENFORCEABLE BY A COURT OF COMPETENT JURISDICTION.  COSTS AND FEES INCURRED IN CONNECTION WITH SUCH ARBITRATION SHALL BE BORNE BY THE PARTIES AS DETERMINED BY THE ARBITRATION.

7.2                               Entire Agreement; Waiver.  This Agreement and the agreements, schedules and exhibits incorporated herein by reference contain the entire agreement between the Executive and the Company with respect to the subject matter hereof, and supersede any and all prior understandings or agreements, whether written or oral, including, without limitation, the Current Employment Agreement and any other agreement between the Company and the Executive in effect on the Effective Date; provided, however, that nothing herein shall be deemed to supersede that certain Non-Compete Agreement dated March 3, 2000 for the benefit of Prometric Acquisition Corporation, a wholly-owned subsidiary of The Thomson Corporation.  No modification or addition hereto or waiver or cancellation of any provision hereof shall be valid except by a writing signed by the party to be charged therewith.  No delay on the part of any party to this Agreement in exercising any right or privilege provided hereunder or by law shall impair, prejudice or constitute a waiver of such right or privilege.

7.3                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to principles of conflict of laws.

7.4                               Successors and Assigns; Binding Agreement.  The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and permitted assigns.  This Agreement is a personal contract, and, except as specifically set forth herein, the rights and interests of the Executive herein may not be sold, transferred, assigned, pledged or hypothecated by any party without the prior written consent of the others.  As used herein, the term “successor” as it relates to the Company, shall include, but not be limited to, any successor by way of merger, consolidation, sale of all or substantially all of such Person’s assets or equity interests.  The Company may only assign this Agreement with the Executive’s consent.

7.5                               Representation by Counsel.  Each of the parties hereto acknowledges that (i) it or he has read this Agreement in its entirety and understands all of its terms and conditions, (ii) it or he has had the opportunity to consult with any individuals of its or his choice regarding its or his agreement to the provisions contained herein, including legal counsel of its or his choice, and any decision not to was his or its alone, and (iii) it or he is entering into this Agreement of its or his own free will, without coercion from any source.

7.6                               Interpretation.  The parties and their respective legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against any of the parties on the ground that he, it, or his or its counsel was the drafter thereof.

7.7                               Survival.  The provisions of Sections 4.6, 5, 6.8, 6.9 and 7 hereof shall survive the termination of this Agreement.  Solely in the event the Executive terminates his employment hereunder without Good Reason prior to March 10, 2006, the provisions of the proviso in Section 2(c)(i) hereof shall survive such termination until March 10, 2006.

7.8                               Notices.  All notices and communications hereunder shall be in writing and shall be deemed properly given and effective when received, if sent by facsimile or telecopy, or by postage prepaid by registered or certified mail, return receipt requested, or by other delivery service which provides evidence of delivery, as follows:

If to the Company, to:

Laureate Education, Inc.

1001 Fleet Street

Baltimore, Maryland 21202

Attn: Robert W. Zentz, Esquire

If to the Executive, to:

Douglas L. Becker

c/o Laureate Education, Inc.

1001 Fleet Street

Baltimore, Maryland  21202

or to such other address as one party may provide in writing to the other party from time to time.

7.9                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

7.10                        Captions.  Paragraph headings are for convenience only and shall not be considered a part of this Agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, intending it as a document under seal, as of the date first above written.

WITNESS/

ATTEST:	LAUREATE EDUCATION, INC.

	By:	/s/ Robert W. Zentz		(SEAL)
		Name:	Robert W. Zentz
		Title:	Secretary

EXECUTIVE

	/s/ Douglas L. Becker			(SEAL)
Douglas L. Becker

[Signature Page to Employment Agreement]

EMPLOYMENT AGREEMENT

Schedule 2(c)

Pre-authorized Entities

•                  Educate, Inc.

•                  Constellation Energy Group, Inc.

•                  Sterling International Schools (Director and Chairman of Executive Committee)

•                  Sterling Educational Real Estate

•                  Sterling Venture Partners I, LLC, Sterling Venture Partners II, LLC and

•                  Sterling Capital Partners II, LLC (Founding Member)

•                  Sterling Capital Partners, LLC

•                  Sterling Capital Partners L.P. (Limited Partner Committee)

Schedule 4.2

Year 2004 Bonus Criteria for Base Bonus

After giving effect to the compensation expense caused by the additional vesting of Performance Shares provided in Section 4(b)(i)(1) of the Grant Agreement, the Company meets its “2004 Earnings Per Share Target,” as defined in the Grant Agreement.